EXHIBIT 4.3

ELEMENT 21 GOLF COMPANY
10% CONVERTIBLE PROMISSORY NOTE

$200,000	February 17, 2006

FOR VALUE RECEIVED, the undersigned, ELEMENT 21 GOLF COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Oleg Muzyrya (the “Lender”), the principal amount of Two Hundred Thousand Dollars ($200,000) on the earlier to occur of the consummation of the Equity Financing (as defined below) and February 17, 2007 (the “Maturity Date”) plus accrued an unpaid interest.

Section 1.    Definitions. All capitalized terms used herein and that are not otherwise defined herein shall have the respective meanings ascribed to them in the Subscription Agreement, dated February 17, 2006, by and between the Borrower and the Lender (the “Subscription Agreement”).

Section 2.    Prepayment. This Note or any part of the principal amount hereof (in denominations of one thousand dollars ($1,000) or multiples thereof) may be prepaid by the Borrower without penalty, premium or prior notice.

Section 3.    Interest. All indebtedness outstanding under this Note shall bear interest (computed on the basis of a 360-day year) at the rate of ten percent (10%) per annum commencing from the date of this Note. Interest shall be payable on the Maturity Date.

Section 4.    Conversion.

(a) In the event that the Borrower consummates a financing transaction whereby the Borrower issues equity securities in exchange for gross proceeds received by the Borrower of at least $5,000,000 prior to February 17, 2007 (an “Equity Financing”), the outstanding principal and accrued interest on this Note shall, at the option of the Lender, be converted upon the consummation of the Equity Financing into the same equity securities issued to participants in the Equity Financing on the same terms and conditions applicable thereto at a conversion price equal to $0.17 per share (the “Per Share Price”).

(b) If the Lender desires to exercise its conversion rights upon the consummation of an Equity Financing, the Lender shall surrender this Note, duly endorsed, at the principal office of the Company and shall give written notice to the Borrower at such office of its election to convert the outstanding principal and accrued interest hereon into Equity Securities. The notice shall state the name(s) of the nominee(s) of the Lender in which any Equity Securities are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Lender or such nominee(s), a certificate or certificates for the number of Equity Shares to which the Lender or such nominee(s) is entitled.

(c)  No fractional shares or scrip shall be issued upon conversion of this Note. Instead of issuing any fractional shares that would otherwise be issuable upon conversion of this Note (or any portion hereof), the Borrower shall round up to the nearest whole number of shares and pay to the Lender cash in an amount equal to the amount of such fractional interest, multiplied by the Per Share Price.

Section 5.    Payment in U.S. Funds. Unless this Note is converted into Equity Securities in accordance with Section 4 hereof, payments of both principal and interest on this Note are to be made in lawful money of the United States payable by check payable to the Lender and mailed to the address of the Lender as set forth in the first paragraph of this Note or such other place as the holder hereof shall designate to the Borrower in writing.

Section 6.    Events of Default. The following events are Events of Default:

(i) the Borrower fails to pay to the holder of this Note any monetary obligation due under this Note after having received three (3) business days prior written notice that such obligation has become due;

(ii) the Borrower fails, for three (3) days after written notice, to comply with any other material term, condition, covenant, or agreement in this Note;

(iii) the Borrower becomes insolvent, makes an assignment for the benefit of creditors, calls a meeting of its creditors to obtain any general financial accommodation or suspends business; or

(iv) a case under the Bankruptcy Code is commenced by or against the Borrower or a liquidator, trustee, custodian or similar officer is appointed for all or a material portion of the Borrower's assets, and such case is not dismissed or such appointment is not rescinded within thirty (30) days thereafter.

Section 7.    Remedies Upon Default. Upon the occurrence of any Event of Default, the principal amount of and accrued and unpaid interest on this Note may be declared by the Lender (by giving written notice to the Borrower) to be immediately due and payable by the Borrower. Thereafter, the Lender shall be entitled to all rights and remedies provided by applicable law.

The Borrower shall pay the costs and expenses of collection, including, without limitation, reasonable attorneys' fees and disbursements if any action, suit or proceeding is brought by the holder hereof to collect this Note.

Section 8.    Amendments and Assignment. This Note may be amended by one or more written instruments signed by the Borrower and by the Lender. Without the Borrower’s prior written consent, this Note may not be assigned or negotiated by the Lender.

Section 9.    Non-Recourse. No officer, director, shareholder, agent or employee of the Borrower shall be personally liable for any of the indebtedness of the Borrower represented by this Note or otherwise.

Section 10.    Choice of Laws and Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

ELEMENT 21 GOLF COMPANY

By:
Name:
Title